Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USA Technologies, Inc.
Malvern, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-248106, 333-248105, 333-217818, 333-234233, and 333-199009) of USA Technologies, Inc. of our reports dated September 11, 2020, relating to the consolidated financial statements and schedule, and the effectiveness of USA Technologies, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2020. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of USA Technology, Inc.’s internal control over financial reporting as of June 30, 2020.

/s/ BDO USA, LLP
Philadelphia, PA
September 11, 2020